FEDERATED AMERICAN LEADERS FUND, INC.
                              Federated Investors
                           Federated Investors Tower
                      Pittsburgh, Pennsylvania 15222-3779
                                 (412) 288-1900


                                 April 24, 1997



EDGAR Operations Branch
Securities and Exchange Commission
Division of Investment Management
450 Fifth Street, N.W.
Washington, DC  20549

   RE: Federated American Leaders Fund, Inc. (the ``Fund'')
       1933 Act File No. 333-23797
       1940 Act File No. 811-1704

Dear Sir or Madam:

     Pursuant to Regulation 14a-6 of the Securities Exchange Act of 1934 (the `1934 Act''), enclosed for filing electronically are additional proxy solicitation materials for the above-referenced Fund.

     The enclosed information is expected to be mailed to shareholders of Penn Square Mutual Fund on or about April 25, 1997 in connection with the Special Meeting of Shareholders to be held on May 29, 1997. The material is intended to supplement the definitive Prospectus/Proxy, Statement of Additional Information, and form of proxy of the Fund filed with the Commission on March 24, 1997.
     Any questions or comments with respect to this filing may be directed to the undersigned at (412) 288-4827.
                                        Very truly yours,



                                        /s/ Jody L. Petras
                                        Jody L. Petras
                                        Senior Compliance Analyst


cc:  Byron Bowman
     Matthew Hardin

Enclosures


                                     COVER
                                   [Graphic]
      sketch of William Penn with an eagle perched on his outstretched arm















                                                                    PENN'S WORDS
                                                                     Spring 1997


                          [Graphic - top left of page]
      sketch of William Penn with an eagle perched on his outstretched arm

                            ``THE EAGLE HAS LANDED''

     During recent months, Friend William had his hand in the air, testing weather conditions. One fine day, as he strolled the rolling hills and gentle streams of Pennsylvania Dutch country, a westerly wind blew, bringing with it Federated Investors' eagle who promptly perched on Friend William's outstretched arm and remained there.
     ON MARCH 25, 1997, AN AGREEMENT WAS REACHED BETWEEN THE WILLIAM PENN COMPANY AND FEDERATED INVESTORS. PENDING SHAREHOLDER APPROVAL, EACH OF THE WILLIAM PENN MUTUAL FUNDS WILL MERGE INTO A FEDERATED MUTUAL FUND OF CORRESPONDING PORTFOLIO COMPOSITION AND INVESTMENT OBJECTIVE.

     The Management and Board of Directors of the William Penn Funds sincerely recommend these mergers since they offer our shareholders a more diversified menu of investment opportunities, plus state-of-art account servicing which is a necessity in today's competitive market.

     This final issue of Penn's Words deals with the proposed merger; a tax-free transfer of mutual fund asset.

     Federated Investors, located in Pittsburgh, Pennsylvania, is an investment management and financial services company with more than $110 billion in assets, and a national reputation for solid investment results and service. Founded in 1955, it introduced the country's first institutional money market mutual fund in 1974 and currently manages 34 retail mutual funds.

                           PROXY/PROSPECTUS STATEMENT

     A Proxy/Prospectus statement has been mailed to each shareholder in the entire William Penn family of funds. There is a separate Proxy/Prospectus for each fund. These documents detail essential information about the proposed merger and the Federated Fund into which your William Penn fund will transfer. Please read them carefully. Shareholders receive a separate Proxy/Prospectus statement for each fund in which they are invested and for each individual account registration. The accompanying proxy card represents your proportional vote, based upon share balance.

Important: please sign and date the attached proxy card, and return it promptly using the postage-paid envelope that is attached to the proxy statement. We thank all of our shareholders for their excellent record of responding to proxy solicitations, past and present.

                                 ANNUAL MEETING

     The annual meeting will be held on Thursday, May 29, 1997 at the Sheraton Berkshire Hotel at 9:00 a.m., located in Wyomissing, Pennsylvania - off the Paper Mill Road exit of U.S. Route 422. Please notice the earlier than usual beginning time of 9:00 a.m. The meeting will open with an address by James Jordan, Chairman of the William Penn Company; followed by announcement of the tally of votes (for, against, and abstaining) on the proxy proposals as they pertain to each of the separate funds. After completion of business, Scott B. Schermerhorn, Vice President and Portfolio Manager of Federated American Leaders Fund, and J. Scott Albrecht, Vice President and Portfolio Manager of Federated Pennsylvania Municipal Income fund, will speak. Karen L. Monito, Federated Assistant Vice President and Director of Retail Sales, will also be present when the floor is then opened for all questions.


                               PENNSYLVANIA DUTCH

[photo - top left- James E. Jordan, Chairman]


     As a result of the proposed sale of The William Penn Company to Federated Investors, Inc. of Pittsburgh, you will soon receive a proxy requesting your vote in favor of merging your fund assets into a corresponding Federated fund. This letter is meant to address several common questions we have received concerning this transaction.

1. WHY THE SALE? As owner/managers of William Penn, we recognized the importance to our shareholders and their financial intermediaries of a true range of fund investment possibilities, and greater levels of support than we were able to provide over time. Accordingly, we sought a substantial buyer who could offer these features, but whose investment philosophy and results are compatible with our own.

2. WHY FEDERATED? We worked for many months to find an appropriate buyer, screening many interested parties to arrive at Federated. Federated, headquartered in Pittsburgh, is an old, well respected name in the mutual fund world. The company is privately owned, and still directed by its founding family. Its basic investment philosophy is the same as ours: to act as responsible stewards of investors' money through all kinds of markets.

3. WHAT IS THEIR INVESTMENT TRACK RECORD? Federated manages or administers over $110 billion in net assets. Of their 34 fund products, over 90% currently have three, four, or five star ratings from Morningstar.

4. WHAT ABOUT SHAREHOLDER SERVICES? For the last five years, Federated has won recognition from DALBAR, a research and publishing firm, for shareholder and broker/dealer services and satisfaction. Additionally, Federated will maintain an office in Berks County to service shareholders and broker/dealers for a period following the mergers.

5. WILL THE MERGERS COST SHAREHOLDERS ANYTHING? No. The mergers are in the form of tax-free exchanges of shares, which means that William Penn shareholders will receive the equivalent value of their fund investment in Federated fund shares. The costs of the proxy and proxy solicitation are borne by Federated.

6. IF SHAREHOLDERS ARE `GRANDFATHERED'' IN THE WILLIAM PENN FUNDS, WILL THEY PAY SALES CHARGES IN THE FEDERATED FUNDS? No. In fact, grandfathered shareholders will not pay sales charges in any Federated fund.

7. WHAT WILL HAPPEN TO PENN SQUARE EMPLOYEES? We are providing employee severance equal to either 100% or 75% of salary, based on term of employment, to all our colleagues, and in addition are paying for a year of insurance benefits. Federated is conducting interviews with those employees who have expressed an interest in working with them for employment possibilities.

8. ARE YOU SADDENED BY THE PENDING SALE? In part, yes. No major change in life is without its poignancy. But with Federated, we are assured that our shareholders' best investment interest will be well served into the 21st Century. And that is a nice feeling.


                              THE CONVERSION PLAN
     The schedule below shows the specific Federated fund and class of shares into which each of the William Penn Funds is expected to be merged:

          Penn Square Mutual Fund            Federated American Leaders A
          Penn Square Mutual Fund C               Federated American Leaders C

          Scottish  Widows Int'l. Fund       Federated International Equity A
          Scottish Widows Int'l. Fund C      Federated International Equity C

          Wm. Penn Quality Income            Federated Bond Fund A
          Wm. Penn Quality Income C               Federated Bond Fund C

          Wm. Penn U.S. Gov't. Securities         Federated Fund for U.S. Gov't
Securities A
          Wm. Penn U.S. Gov't. Securities C       Federated Fund for U.S. Gov't
Securities C

          Wm. Penn PA Tax-Free Income A & C       Federated PA Muni Income Fund
A

          Wm. Penn NY Tax-Free Income        Federated NY Muni Income F
          Wm. Penn Money Market              Automated Cash Management Trust-
Cash II

     Share class designations are important for identifying your particular mutual fund holding. If the letter `C'' does not appear after the fund name on your William Penn account, you own Class A shares which automatically will convert to A Shares at Federated.

     Two exceptions are: (1) William Penn PA Tax-Free Fund, both Classes A and C will convert to A Shares; and (2) William Penn NY Tax-Free Class A converts to Class F.

     William Penn Fund shares will convert into shares of their designated Federated fund, value for value, based upon the closing net asset values of both funds at the close of business on the merger date: tentatively scheduled for May 30, 1997.

                      HYPOTHETICAL EXAMPLE OF A CONVERSION



     Penn Square                                  Federated American
                                  converts to

     Mutual Fund                                  Leaders Fund A



Number of Shares                1,000                          600

NAV (net asset value)              $12.00                        $20.00

Total Value                        $12,000                            $12,000

     Each fund will have its own conversion factor, based upon the relative NAVs of the funds.

     A SPECIAL DISTRIBUTION of any realized capital gains and accrued dividend income in the Penn Square Mutual Fund and Scottish Widows International Fund portfolios will be made to shareholders of record at closing.

                       COMPARATIVE FUND PERFORMANCE DATA

     The Proxy/Prospectus, which was mailed on April 25, contains performance figures for the Federated funds. These are average annual total returns for one, three, five, ten years and since inception for the period ended March 31, 1997. The Quarterly Reports for your William Penn fund also contain fund performance figures for the period ended March 31, 1997. These reports are included in this mailing of Penn's Words along with your regular William Penn account statement. Please remember, historical performance does not guarantee future performance.

                        MAY STATEMENTS FROM WILLIAM PENN

Pending shareholder approval of the proposed mergers, you will receive your final William Penn Statement for the month of May. The statement will show dividend accrual for the month and expected capital gains distributions from the Penn Square and Scottish Widows portfolios. This statement will be a complete history of your account for 1997 prior to the conversion. A separate Form 1099-DIV will be issued for this account next January. PLEASE SAVE THIS STATEMENT FOR YOUR RECORDS.

                     WILLIAM PENN IRA ACCOUNT SHAREHOLDERS

     IRS Form 5498 will be mailed in mid-May. The form reports the Fair Market Value of your account as of December 31, 1996, plus regular IRA contributions for 1996 and rollovers during 1996. PLEASE CHECK YOUR FORM IMMEDIATELY AND CALL US IF YOU HAVE ANY QUESTIONS SO WE MAY RESPOND BEFORE OUR SCHEDULED CLOSING.

                        SHAREHOLDER SERVICE AT FEDERATED

     YOUR BROKER OR FINANCIAL PLANNER will continue to provide professional advice and customer service. As shareholders in the Federated Family of Funds you will have access to a greater selection of investment options. Federated will send regular consolidated account statements. If the need arises to speak with a representative, the toll free customer service number for retail broker accounts is (800) 245-5051.
     SHAREHOLDERS, WHO PURCHASED DIRECTLY FROM THE WILLIAM PENN FUNDS, become `Federated Life Members'' and continue into Federated's entire family of retail funds. You will receive a list of those funds shortly after the merger. GRANDFATHERED SHAREHOLDERS WILL CONTINUE NO-LOAD IN ALL OF THESE FUNDS. Client Service Representatives at the Federated call center are familiar with the William Penn Funds and with our style of shareholder services. The toll free number is (800) 245-4770.

                        SHAREHOLDER OPTIONS AT FEDERATED

     Shareholder options which you have chosen for your funds and accounts at William Penn will automatically convert to your accounts and funds at Federated. These include:

SYSTEMATIC PURCHASE PLAN (SPP), called SYSTEMATIC INVESTMENT PROGRAM (SIP) at Federated, will continue on the 20th day of the month; but you may choose any other day or frequency.

SYSTEMATIC WITHDRAWAL PLAN (SWP), will continue on the 10th day of the month, but you may choose any other day or frequency. HOWEVER, SWPS FROM IRA ACCOUNTS ARE DONE ONLY ON THE 24TH DAY OF THE MONTH A FEDERATED.
SYSTEMATIC EXCHANGE PLAN (SEP), between funds will continue; as will FLEXIVEST, which is called DIVMOVE.

ALTERNATE PAYEES, including bank account and wiring instructions, will carry over.

TELEPHONE AUTHORIZATION to exchange and redeem shares will transfer automatically to all accounts EXCEPT IRAS AND KEOGHS.

CHECK WRITING. You cannot use your William Penn Money Market checks after the merger. New checkbooks will be issued. Minimum check amount is $100 at Federated.

                      PAYOUT SCHEDULES OF FEDERATED FUNDS

EQUITY FUNDS:

FEDERATED AMERICAN LEADERS is a growth & income fund. Dividends are paid four times year: March, June, September, and December. Capital Gains, if any, are paid annually.

FEDERATED INTERNATIONAL EQUITY is a total return fund. Capital Gains, if any, are paid annually.

INCOME FUNDS:  BONDS AND MONEY MARKET.

FEDERATED BOND FUND, FUND FOR US GOVERNMENT, PA MUNI INCOME FUND, NY MUNI INCOME FUND, AND AUTOMATED CASH MANAGEMENT TRUST-CASH II: Dividends are paid monthly.


                   FEDERATED REPRESENTATIVES ANSWER QUESTIONS
     On March 31 and April, Karen L. Monito, Assistant Vice President and Director of Retail Sales, and Barbara J. Bogulski, Manager of Investors Services, visited our offices and met with members of our staff.

WHAT ARE THE DIVIDEND AND CAPITAL GAIN SCHEDULES FOR PENN SQUARE MUTUAL FUND AND FEDERATED AMERICAN LEADERS FUND?
     Penn Square Mutual Fund expects to pay any accrued dividends and capital gain at the end of May. Federated American Leaders Fund pays its dividend and long term gain in June.

WHAT WILL HAPPEN TO SHARE CERTIFICATES ISSUED FOR THE WILLIAM PENN FUNDS?
     Since the William Penn Funds are proposed to merge into Federated funds, the William Penn certificates would no longer be valid. Shareholders may request Federated fund certificates if they feel it is critical to hold their shares in this manner.

HOW WILL YEAR-END INFORMATION BE HANDLED?
     Shareholders will receive two Form 1099s at year-end. We will issue one for the William Penn fund and one for the Federated fund into which the shares were merged. These forms will be mailed separately.

WILL FEDERATED PROVIDE AVERAGE COST INFORMATION?
     Yes, Federated funds provide average cost calculations annually.

CAN SHAREHOLDERS USING THE SHARE IDENTIFICATIONS METHOD OF CALCULATING GAINS CONTINUE TO USE THIS METHOD AFTER THE MERGER?
     The shareholders can continue to use the cost basis calculation of their choice. The conversion ratio that shareholders may need will be made available by calling Federated.

DOES FEDERATED HAVE MAINTENANCE FEES ON THEIR IRA ACCOUNTS?
     No, Federated currently has no maintenance fees for IRA accounts.
WILL NEW CHECKBOOKS FOR THE MONEY MARKET BE ISSUED AUTOMATICALLY OR WILL SHAREHOLDERS HAVE TO REQUEST THEM?
     If you have checkwriting in the William Penn money market fund, Federated will send you a checkwriting application for Federated's money market fund, Automated Cash Management Trust. Once your signed application is received by Federated, your new checkbook will be mailed to you. It is important that you send back your application promptly.

Federated also offers a convenient VISA check card as an additional way for you to access your money market account. A VISA application will also be sent to you.

WILL FEDERATED BE PROVIDING NEWSLETTERS TO SHAREHOLDERS?
     Yes, Federated will send a newsletter to the Life Members on a quarterly basis. It will discuss current industry events, investment issues, and questions from our shareholders on the funds.

In December, we publish a special bulletin that addresses all year-end tax issues that our shareholders may need to file their tax returns.

[photo of four women - middle of page - 2 3/4''x 1 3/4'']
From the William Penn Funds: Lidia Zidik, Vice President for Broker Services, and Elizabeth Keller, Director of Shareholder Services, join Barbara Bogulski and Karen Monito in a team handshake.

  THE MOST FREQUENTLY ASKED QUESTION FROM OUR SHAREHOLDERS AND FRIENDS IN THE
                              FINANCIAL COMMUNITY

WHAT WILL HAPPEN TO ALL OF YOU?
     It has been fun working here, especially because of the special relationship we have had with so many of you. The fact that this question is asked so often tells us that the feeling is reciprocated. The William Penn Company has been good to us and allowed us to enjoy our work, by extending respect and trust.




PUBLISHED BY PENN SQUARE MANAGEMENT CORPORATION FOR SHAREHOLDERS OF THE WILLIAM
             PENN FAMILY OF FUNDS; MUST BE PRECEDED BY PROSPECTUS.

              (610) 670-1031                         (800) 523-8440
                    P.O. BOX 1419 l READING, PA l 19603-1419


IMPORTANT NOTICE TO SHAREHOLDERS:

     By now, you should have received a Proxy Statement for a Special Meeting of Shareholders to vote on the proposed Reorganization with the Federated Funds. The Board of Trustees of each of the William Penn Funds has unanimously approved this transaction, and recommends that you also vote approve. Your vote, no matter how many shares you own, is important. Please help us to avoid additional mailings or telephone solicitations to obtain a quorum for the meeting. If your shares are held by your broker or a bank, please contact your account representative and instruct him or her to execute a proxy on your behalf today.

     This is an important vote for you and your fund. Make your vote count by returning your proxy. You may also vote by telephone, by calling (800) 733-8481 ext.459.

            PLEASE RETURN YOUR PROXY NOW.  THANK YOU FOR YOUR VOTE.

{If you have not yet received your Proxy Statement or have any questions, please call (800)-523-8440.}






                       SCOTTISH WIDOWS INTERNATIONAL FUND

                           FIRST QUARTER REPORT 1997

                                             April 18,1997


Dear Shareholders:

     International securities market have not had the same rise to new heights followed by a correction as have domestic U.S. markets, but they have begun to act in the 1st quarter of 1997 as our Scottish Widows managers predicted their Annual Report. Edinburgh argues that a model economic growth pickup in Europe and Japan, together with tightening in U.S. monetary policy, has caused investors to fear that liquidity will not be as supportive a prop for markets going forward, and that relatively expensive valuation levels will accentuate the risk of a downward market correction. Such a correction has apparently already occurred in the U.S.

     Looking at our major areas of investment concentration, Scottish Widows notes that Japanese exporters are enjoying boom like conditions due to the sharp fall in the Japanese yen against other currencies, but that domestically, Japan remains in a slump. Other Asian economies are still in slow growth phase, although a recovery in the important electronics sector implies reasonable prospects for the year ahead. In Europe, the movement toward a single currency has bogged down, and most European countries face continuing high unemployment and economic sluggishness: only the U.K. is enjoying real prosperity. Emerging markets in Latin America and eastern Europe might provide attractive buying opportunities longer term if economic fundamentals remain sound.

     On a total rate of return basis, Scottish Widows International Fund enjoyed a +1.48% gain in the 1st Quarter ended March 31, 1997, in marked contrast to its MSCI-EAFE standard, which was off by -1.95%. For the 12 months and five years ended March 31st. Scottish Widows gained +3.42% and +56.76% respectively, as compared with -0.13% and +52.42% respectively for the MSCI-EAFE in those periods.

     In conclusion, we would like to comment briefly on the proposed sale of the William Penn Company to Federated Investors of Pittsburgh. Upon shareholder approval, all our funds will be merged into corresponding Federated funds in a tax-free exchange of shares. Scottish Widows International Fund will be merged into Federated's International Equity Fund, which like Scottish Widows is an international fund investing primarily in major international corporations around the globe. In proposing this merger to you, we hope you will agree that Federated provides real opportunities for your investment future, and that you will support our efforts to prepare for that future.

With best regards,

                              Sincerely,



                              /s/ James E. Jordan
                              James E. Jordan
                              Chairman
                       WILLIAM PENN INTEREST INCOME FUND

                           FIRST QUARTER REPORT 1997

                                             April 18, 1997


Dear Shareholders:

     Action by the Federal Reserve rattled credit markets in the 1st Quarter of 1997, but that action had been well advertised in advance and caused no major upsets. Evidently concerned with tightening labor markets and strong retail sales, the Federal Reserve moved to raise interest rates by nudging up the Fed Funds rate by one-quarter percent on March 25th which caused long-term Treasuries to move above 7.0%.

     Interestingly, however, in Congressional testimony the following day Fed Chairman Greenspan seemed to imply that one such move might suffice when he said, `The real Federal Funds rate, judged by core inflation, is only slightly below its early 1995 peak for this cycle and might be at a level that will promote continued non-inflationary growth, especially considering the recent rise in the foreign exchange value of the dollar.'' In short, if core inflation continues to behave, then no further rate hikes need to be made.

     For our part, we would not be surprised by another quarter-point increase later on this year, but we doubt that it will come soon - and it may not come at all if the economy begins to slow a bit. After all, growth rates remain moderate as do major commodity prices, and while labor markets are firm, `labor'' is nowadays much augmented by technology, so that labor market tightness as a harbinger of inflation is not clear. Furthermore, the already high value of the dollar relative to other currencies and its negative impact on exports would seem to weigh against further interest rate increases. If anything, we would expect interest rates to decline by year-end.

     Performance information for the one and five years ended March 31, 1997, is provided inside this Report, as always expressed as total rates of return. Relative to our Lipper fund peers, returns are commendable.

     In conclusion, we would like to comment briefly on the proposed sale of the William Penn Company to Federated Investors of Pittsburgh. Upon shareholder approval, all our funds will be merged into corresponding Federated funds in a tax-free exchange of shares. Each of the William Penn Interest Income Funds will be merged into Federated Funds with essentially the same investment objectives as our funds, and with good historic investment returns. In proposing this merger to you, we hope you will agree that Federated provides real opportunities for your investment future, and that you will support our efforts to prepare for that future.

With best regards,

                              Sincerely,



                              /s/ James E. Jordan
                              James E. Jordan
                              Chairman





                            PENN SQUARE MUTUAL FUND

                           FIRST QUARTER REPORT  1997
                                             April 18, 1997


Dear Shareholders:

     The first quarter just ended was a momentous one for investors in general, and in a sense, for Penn Square investors in particular. To begin with, the stock market, as measured by the Dow Jones Industrial Average, initially continued its seemingly relentless climb, reaching a 12 month high on March 11th at 7085.16. Around that time, Federal Reserve Chairman Alan Greenspan spoke of `irrational exuberance'' in the market, in effect signaling a change in interest rate policy, which duly came on March 25th with a one-quarter percent nudge in the Fed Funds rate. By last Friday, April 4th, the DJIA had moved down 7.9% from its peak to close at 6526.07. Broader averages, such as the Nasdaq Composite, declined substantially more. Is this routine `correction'' or is there more to come?

     We fall into the routine correction camp, because we do not believe that interest rates are going to rise much more, if at all, in the foreseeable future. Another quarter point increase in the Fed Funds rate might occur in late May, but we think that would be the end, and in any event, the market has more or less factored in such a possibility already. Having said, that, however, we do not think that the market has fully factored in a more probable scenario, which is that corporate profit margins have peaked for this cycle. If this is true, earnings valuations are relatively full, though perhaps not excessive, and future market returns will reflect steadier but more moderate profit growth..

     With the above as background, Penn Square Mutual Fund rose a modest +0.83% on a total rate of return basis in the quarter ended March 31, 1997, as compared to +1.13% for the Lipper Growth & Income Funds Average, +2.10% for the DJIA, and +2.68% for the S&P 500. (We might note that the Lipper average for all equity funds reported a negative -1.98% for the 1st Quarter.) Looking at performance on a longer term basis, as one should, for the 12 months ended March 31st, Penn Square rose by +14.06%, essentially in line with its Lipper peer funds at +15.47%. With this Report is included your check or reinvestment statement for five cents per class A share, representing the second dividend to date for 1997. Looking ahead, we believe that total equity returns for 1997 will be both positive and competitive with returns available from alternative investments.

     In conclusion, we would like to comment briefly on the proposed sale of the William Penn Company to Federated Investors of Pittsburgh. Upon shareholder approval, all our funds will be merged into corresponding Federated Funds in a tax-free exchange of shares. Penn Square Mutual Fund will be merged into Federated's American Leaders Fund, which like Penn Square is a well-established growth and income fund that invests primarily in big capitalization American corporations. American Leaders' record of investment performance and dividend payout equals or exceeds our own, while Federated's reputation for shareholder service is excellent. In proposing this merger to you, we hope you will agree that

Federated provides real opportunities for your investment future, and that you will support to prepare for that future.

With best regards,


                              Sincerely,


                              /s/ James E. Jordan
                              James E. Jordan
                              Chairman



PORTFOLIO HIGHLIGHTS:  March 31, 1997


TOTAL NET ASSETS                                      $ 329,770,777
CLASS A:
Shares Outstanding                                        26,875,722
Net Asset Value Per Share                                  $          12.20
Offering Price Per Share                              $          12.81
CLASS C:
Shares Outstanding                                     152,943
Net Asset Value Per Share                                  $          12.17

TEN LARGEST HOLDINGS:
General Electric Co.                                       $   8,932,500
Intel Corporation                                          8,347,500
Exxon Corp.                                                7,542,500
Fluor Corp.                                                6,825,000
Williams Companies, Inc. (The)                                  6,675,000
Texaco, Inc.                                               6,570,000
PepsiCo Inc.                                               6,525,000
United HealthCare Corporation                              6,429,375
Aetna Incorporated                                         6,011,250
Bristol-Myers Squibb Company                               5,900,000

                                           One            Five
Ten
                                            Year Ended     Years Ended    Years
Ended
TOTAL RETURN (WITH DIVIDENDS REINVESTED):    3/31/97    3/31/97   3/31/97
Penn Square Mutual Fund, Class A             14.1%             89.1%
193.2%
Lipper Growth & Income Funds Average         15.8%             94.3%
199.3%
Standard & Poor's 500 Index                  19.8%           113.9%
251.0%
(Source: Lipper Analytical Services, Inc.)

AVERAGE ANNUAL TOTAL RETURNS:
Penn Square without sales charge             14.1 %          13.6 %
11.4%
Penn Square with maximum sales charge          8.7 %         12.5 %
10.8 %

INCOME DIVIDENDS:
Payable Date
January 31, 1997                                             $ 0.05
April 25, 1997                                                  0.05
     Total 1997 Income Dividends to Date                          $ 0.10
                                                       =====





FUND INDUSTRY WEIGHTING CHANGES:


                              FOR POSITIONS HELD ON
                               3/31/97       12/31/96       CHANGE
Food and beverages                     5.9 %        2.0 %               3.9 %
Telecommunications                     5.2 %        3.3 %               1.9 %
Computers and office equipment         6.8 %        4.9 %               1.9%
Chemicals                         2.6 %        1.1 %               1.5 %
Insurance                         4.3 %        2.9 %               1.4 %
Building, construction & engineering             3.3 %        2.0 %
1.3 %
Capital goods                          3.8 %        2.7 %               1.1 %
Metals                                 4.0 %        3.3 %               0.7 %
Utilities                         4.9 %        4.7 %               0.2 %
Textiles                          1.4 %        1.4 %               0.0 %
Retail                                 2.1 %        2.5 %              -0.4 %
Environmental services                 0.0 %        1.0 %              -1.0 %
Entertainment                          1.5 %        2.5 %              -1.0 %
Automotive                             2.8 %        3.9 %              -1.1 %
Paper and forest products              1.3 %        2.4 %              -1.1%
Other services                         0.0 %        1.1 %              -1.1 %
Diversified                            0.0 %        1.2 %              -1.2 %
Pharmaceuticals and health care        12.4 %       13.7 %               -1.3%
Railroads                         3.5 %        5.2 %              -1.7 %
Energy                               11.2 %       13.3 %               -2.1 %
Consumer goods                    4.9 %        7.4 %              -2.5 %
Financial services                     3.4 %        7.8 %              -4.4 %
Total Stocks                         85.3 %       90.3 %               -5.0 %
Short-term investments                 8.1 %      10.0 %               -1.9 %
Other assets and liabilities           6.6 %       -0.3 %               6.9%
Net assets                          100.0 %             100.0 %
                         =========               =======

PORTFOLIO HIGHLIGHTS:  March 31, 1997


Total Net Assets                                        $ 20,045,446
Class A:
Shares Outstanding                                          1,603,409
Net Asset Value Per Share                                    $       12.37
Offering Price Per Share                                $       12.99
Class C:
Share Outstanding                                        17,439
Net Asset Value and Offering Price Per Share                 $       12.25




                                  GEOGRAPHICAL




Europe                             44 %

Japan                              25 %

Pacific Basin                      13 %

United Kingdom                11 %

Cash                            5 %

Latin America                        2 %
                                 100.0 %
                                ======



                            CUMULATIVE TOTAL RETURNS




PERIODS ENDED MARCH 31, 1997    ONE YEAR    FIVE YEARS    INCEPTION
Class A - without sales           3.4 %       56.8 %        59.2 %
charge
Morgan Stanley EAFE Index        -0.1 %       52.4 %           N/A
Class C                           2.3 %           N/A       11.5 %
Class A - with 4.75% sales       -1.5 %       49.3 %        51.6 %
charge





                          AVERAGE ANNUAL TOTAL RETURNS




PERIODS ENDED MARCH 31, 1997    ONE YEAR      FIVE     INCEPTION
                                              YEARS
Class A - without sales           3.4 %       9.4 %      7.4 %
charge
Morgan Stanley EAFE Index        -0.1 %       8.8 %        N/A
Class C                            2.3 %        N/A      8.3 %
Class A - with 4.75 % sales      -1.5 %       8.4 %      6.6 %
charge



                          TEN LARGEST EQUITY HOLDINGS



                                               MARKET        % OF NET
SECURITY NAME AND DESCRIPTION                 VALUE
ASSETS
PHILIPS ELECTRONICS N.V.:  Dutch manufacturer
of lighting and consumer electronics                    $ 769,686        3.8%
NOVARTIS AG:  International pharmaceutical and
chemical company                                    732,688       3.7 %
ROCHE HOLDINGS AG:  Swiss pharmaceutical
company                                 673,813         3.4 %
ADECCO SA:  French international
business contracting                              638,678         3.2 %
SUMITIMO REALTY & DEVELOPMENT:  Real estate
developer in Japan                           631,608         3.2 %
KONECRANES INTERNATIONAL:  Finnish global
lifting equipment manufacturer                    590,572         2.9 %
TELEFONAKTIEBOLAGET LM ERICSON:  Swedish
telecommunications company which
produces and installs cable
and network systems                          587,526         2.9 %
TELEFONIA DE ESPANA:  Spanish
telecommunications company                        578,064         2.9 %
ROYAL DUTCH PETROLEUM:  World's
largest publically-owned oil company              573,791         2.8 %
INTERNATIONAL NETHERLANDS GROUP:
International bank of financial                   563,065         2.8 %
services group
                                           $6,339,491              31.6 %
====================
Past performance is not predictive of future performance. Investments return and principal value may fluctuate so that shares, when redeemed, may be worth more or less than their original cost. The Fund's portfolio may differ significantly from the securities in the index. The index is unmanaged and therefore does not reflect the cost of portfolio management or trading.


PORTFOLIO HIGHLIGHTS:  MARCH 31, 1997


                                   PORTFOLIO

                   U. S.
                Government                                     New York
Pennsylvania      Money
                  Securities          Quality              Tax-Free
Tax-Free                    Market
                    Income            Income               Income
Income                   Income

Total Net Assets          $35,826,968         $29,458,434            $288,401
$126,165,427        $22,408,854

Class A
Shares Outstanding          3,440,494              2,800,064
28,754                  11,466,097           22,403,654
Net Asset Value
 Per Share                         $10.33                  $10.28
$10.03                    $10.88                    $1.00
Maximum Offering
 Price Per Share                $10.85                  $10.79
$10.53                    $11.40                    $1.00
(Reduced for purchases of 950.00 or more)

Class C:
Shares Outstanding          27,829                  65,328
N/A                       150,500                   N/A
Net Asset Value
& Offering
Price/Share                      $10.31                  $10.26
N/A                       $10.85                    N/A


Average Portfolio
 Maturity                        6.7 years               8.4 years
8.1 years                     9.4 years                  22 days
Average Portfolio
 Duration                       5.0 years               4.8 years
4.6 years                     5.1 years                  22 days

Class A:
Total Return:
One Year Ended           4.52 %                   5.75 %                    4.96
%                         4.16 %                   4.52 %
Lipper Comparative
 averages                    34.22 %                   5.02 %
4.82 %                         4.95 %                   4.76 %

Average annual Total Return:
One Year Ended
 3/31/97                       -0.15 %                   0.73 %
-0.03 %                         -0.79 %                  4.62 %
five Years Ended
 3/31/97                        6.51 %                  7.19 %
N/A                               5.46 %                 3.94 %

Five Years Ended
 3/31/97                        7.55 %                  8.24 %
N/A                              6.49 %                   3.94 %
Lipper Comparative
 averages                      6.04 %                  6.23 %
N/A                              6.65 %                 4.01 %

Source of return information:  Lipper Analytical Service





SUMMARY OF INVESTMENTS:  March 31, 1997


                                                       AVERAGE
                          OF NET                                     STANDARD &
POOR'S
     CATEGORY            ASSETS         MARKET VALUE               RATINGS

                  U.S. GOVERNMENT SECURITIES INCOME PORTFOLIO


United States Treasury Obligations      39.5 %           $  14,163,341
Treasury
Federal Home Loan Mortgage Corp.    23.1 %                 8,272,813
Agency
Government National Mortgage Ass.    13.0 %                 4,655,742
Agency
Resolution Trust Corporation               10.0 %                  3,581,758
Agency
Asset-Backed Securities                         8.0 %                  2,843,003
AAA
Federal National Mortgage
 Association                      5.5 %                  1,966,302
Agency
Small Business
 Administration and CMO's             2.9 %                   1,064,497
Agency
Total Investments                               102.0 %
36,547,456
Short-term Investment                         21.7 %                   7,775,850
AAA
Other Assets less liabilities                  23.7 %                (8,496,338)
TOTAL NET ASSETS                      100.0 %              $  35,826,966
======================================================


                            QUALITY INCOME PORTFOLIO


Mortgage-Backed Securities                  49.9 %              $  14,712,757
Agency
United States Treasury Obligations        35.0 %                 10,301,794
Treasury
Corporate Bonds                                      5.8 %
1,704,682                      BBB
Foreign Bonds                                          3.0 %
872,805                         BB
Asset-Backed Securities                          2.4 %
701,283                     AAA
Total Investments                                   96.1 %
28,293,321
Short-term Investments                          23.3 %
6,878,128                       AAA
Other assets less liabilities                   -19.4 %
(5,713,015)
TOTAL NET ASSETS                      100.0 %              $  29,458,434
AAA
===============================================================


                       NEW YORK TAX-FREE INCOME PORTFOLIO


General Obligation Bonds                    58.9 %                $      169,797
AA+
Revenue Bonds                                    36.8 %
106,197                       AA-
Total Investments                                 95.7 %
275,994
Short-term Investment                           2.4 %
7,006                      AAA
Other assets less liabilities                    1.9 %
5,401
TOTAL NET ASSETS                   100.0 %                  $      288,401
AA+
======================================================


                     PENNSYLVANIA TAX-FREE INCOME PORTFOLIO


Revenue Bonds                                  41.8 %                    $
52,766,687                      AA+
General Obligation Bonds                 38.8 %
48,982,511                     AA+
Zero Coupon Debentures                   19.6 %
24,724,439                     AAA
Total Investments                             100.2 %
126,473,637
Short-term Tax-Free Investment          0.7 %
824,541                    AAA
Other assets less liabilities                  -0.9 %
(1,112,751)                    AAA
TOTAL NET ASSETS                  100.0 %                    $126,165,427
AA+
====================================================


                         MONEY MARKET INCOME PORTFOLIO


Commercial Paper                            85.9 %                      $
19,238,286                        A-1
Short-term Investment                        8.9 %
1,992,364                     AAA
Total Investments                              94.8 %
21,230,650
Other assets less liabilities                  5.2 %
1,173,204
TOTAL NET ASSETS                  100.0 %                    $    22,403,854
AA+